Exhibit 99.1

COMPANY:               Perma-Pipe International Holdings, Inc.

CONTACTS:             David Mansfield, President and CEO

Perma-Pipe Investor Relations

847.929.1200

investor@permapipe.com

Perma-Pipe International Holdings Appoints

Grant Dewbre to Chief Operating Officer,

Saleh Sagr to Senior Vice President, Middle East North Africa

SPRING, TX,  June 22, 2021 -- Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH) today announced the appointment of Grant Dewbre to Chief Operating Officer and Saleh Sagr to Senior Vice President, Middle East and North Africa (MENA).

Grant joined Perma-Pipe in 2017 as Senior Vice President, MENA, and has been successful in having a positive impact on our work culture, in identifying new opportunities, and in achieving growth in new and existing markets. Returning to Houston from Dubai, Grant will assume full operational, managerial and administrative responsibility for Perma-Pipe’s businesses globally. Grant has over 30 years of experience in the management of projects and business units worldwide including sales and business development roles, the management of commercial activities, and the management of operations and construction activities for major oil and gas industry companies.

Mr. Dewbre commented, “I am excited about the opportunity to return to the US to lead Operations for Perma-Pipe International. I look forward to working more closely with our team of employees in the Americas and to leveraging our business practices globally in support of customers and stakeholders.”

Saleh joined Perma-Pipe in 2019 as Vice President, Operations MENA, and has successfully led the development of operational and business improvements and expansion of Perma-Pipe’s capabilities throughout the Middle East.  In his new role, Saleh will have full operating and financial responsibility for Perma-Pipe’s business in the MENA region including pursuing geographical expansion and entering new markets.  Saleh has over 15 years of experience leading businesses through transformational change in the Middle East and the United Kingdom.

Mr. Sagr commented, “Over the past few years at Perma-Pipe, it is clear the Company has a solid reputation as a leader in the industry.  I am looking forward to building on that reputation by expanding and strengthening market share while constantly delivering quality products and services to our customers and solid returns to our stakeholders.”

President and CEO David Mansfield commented, “Grant has had a significant contribution to the MENA business and as he assumes his new global role, he will be able to apply his learnings and experiences to help us accelerate best practice globally. Immediately after joining the Company in 2019, Saleh has had a notable impact and I know he will continue to be instrumental in building and successfully managing the MENA business while having a positive influence in the Middle East. I have every confidence that both Grant and Saleh will be successful in their new roles, and I look forward to seeing the continued contributions they will bring.”

Mr. Mansfield concluded, “The Perma-Pipe organization is driven to provide industry-leading products and services in meeting the demands of our customers, shareholders and employees.  In pursuing the goals of Perma-Pipe through our values, people and strategies, we will continue to pursue growth and improved financial performance.”

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications.  It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids.  In total, Perma-Pipe has operations at thirteen locations in six countries.